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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

DIGI INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIGI INTERNATIONAL INC.
DIGI INTERNATIONAL INC.
GENERAL INFORMATION
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
EMPLOYMENT CONTRACTS; SEVERANCE, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE EVALUATION
RELATIONSHIP WITH AND APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
ADDITIONAL MATTERS

DIGI INTERNATIONAL INC.

11001 Bren Road East
Minnetonka, Minnesota 55343
952/912-3444

November 29, 2004

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, on Wednesday, January 19, 2005.

      The Secretary’s Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company.

      We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the Annual Meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Joseph T. Dunsmore
Chairman of the Board

DIGI INTERNATIONAL INC.

Notice of Annual Meeting of Stockholders

to be held on
JANUARY 19, 2005

      The Annual Meeting of Stockholders of Digi International Inc. will be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, at 3:30 p.m., Central Standard Time, on Wednesday, January 19, 2005, for the following purposes:

      1.     To elect two directors for a three-year term.

      2.     To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending September 30, 2005.

      3.     To transact such other business as may properly be brought before the meeting.

      The Board of Directors has fixed November 22, 2004, as the record date for the meeting, and only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

      Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

James E. Nicholson
Secretary

Minnetonka, Minnesota

November 29, 2004

PROXY STATEMENT

GENERAL INFORMATION

      The enclosed proxy is being solicited by the Board of Directors of Digi International Inc., a Delaware corporation (the “Company”), for use in connection with the Annual Meeting of Stockholders to be held on Wednesday, January 19, 2005, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, and at any adjournments thereof. Only stockholders of record at the close of business on November 22, 2004, will be entitled to vote at such meeting or adjournments. Proxies in the accompanying form which are properly signed, duly returned to the Company and not revoked will be voted in the manner specified. A stockholder executing a proxy retains the right to revoke it at any time before it is exercised by notice in writing to the Secretary of the Company of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.

      The address of the principal executive office of the Company is 11001 Bren Road East, Minnetonka, Minnesota 55343 and the Company’s telephone number is (952) 912-3444. The mailing of this Proxy Statement and form of proxy to stockholders will commence on or about December 8, 2004.

      Stockholder proposals intended to be presented at the 2006 Annual Meeting of Stockholders must be received by the Company at its principal executive office no later than August 10, 2005, for inclusion in the Proxy Statement for that meeting. Any other stockholder proposals for the Company’s 2006 Annual Meeting of Stockholders must be received by the Company at its principal executive office not less than 60 days prior to the date fixed for such annual meeting, unless the Company gives less than 75 days’ prior public disclosure of the date of the meeting, in which case the Company must receive notice from the stockholder not later than the close of business on the fifteenth day following the day on which the Company makes such public disclosure. The notice must set forth certain information concerning such proposal, including a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and record address of the stockholder proposing such business, the class and number of shares of the Company which are beneficially owned by the stockholder, and any material interest of the stockholder in such business.

      Under the Company’s Bylaws, nominations of persons for election as a director at any meeting of stockholders must be made pursuant to timely notice in writing to the President of the Company. To be timely, a stockholder’s notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days prior to the date fixed for the meeting, unless the Company gives less than 75 days’ prior public disclosure of the date of the meeting, in which case the Company must receive notice from the stockholder not later than the close of business on the fifteenth day following the day on which the Company makes such public disclosure.

      The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal contact, and have requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

      With the exception of the election of directors, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for approval of each proposal presented in this Proxy Statement. A plurality of the votes of outstanding shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the meeting. However, shares of a stockholder who abstains, withholds authority to vote for the election of directors or does not otherwise vote in person or by proxy (including broker non-votes) will not be counted for the election of directors or approval of the proposals.

      The Common Stock of the Company, par value $.01 per share, is the only authorized and issued voting security of the Company. At the close of business on November 22, 2004, there were 22,176,279 shares of Common Stock issued and outstanding, each of which is entitled to one vote. Holders of Common Stock are not entitled to cumulate their votes for the election of directors.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth, as of November 22, 2004, the beneficial ownership of Common Stock of the Company by each director or nominee for director of the Company, by each executive officer of the Company named in the Summary Compensation Table herein, by all directors, nominees and executive officers as a group, and by each stockholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company.

Name and Address	Amount and Nature of		Percentage of
of Beneficial Owner	Beneficial Ownership (1)		Outstanding Shares

Directors, nominees and executive officers:
Bruce H. Berger	131,285	(2)	*
Joseph T. Dunsmore	443,988	(3)	2.0%
Subramanian Krishnan	324,087	(4)	1.4%
Guy C. Jackson	17,251	(5)	*
Kenneth E. Millard	62,500	(6)	*
Mykola Moroz	39,036	(7)	*
Bradley J. Williams	48,000	(8)	*

All directors, nominees and executive officers as a group (7 persons, including those named above)	1,066,147	(9)	4.6%

Other beneficial owners:
John P. Schinas
P.O. Box 187
Rangeley, ME 04970	1,405,660	(10)	6.3%

Barclays Global Investors, NA
45 Fremont Street
San Francisco, CA 94105	1,245,769	(11)	5.6%

*	Less than one percent.

(1)	Unless otherwise indicated in footnote below, the listed beneficial owner has sole voting power and investment power with respect to such shares.

(2)	Includes 129,000 shares covered by options which are exercisable within 60 days of the record date.

(3)	Includes 440,000 shares covered by options which are exercisable within 60 days of the record date.

(4)	Includes 300,000 shares covered by options which are exercisable within 60 days of the record date.

(5)	Includes 16,251 shares covered by options which are exercisable within 60 days of the record date

(6)	Includes 62,500 shares covered by options which are exercisable within 60 days of the record date.

(7)	Includes 31,500 shares covered by options which are exercisable within 60 days of the record date.

(8)	Includes 38,000 shares covered by options which are exercisable within 60 days of the record date.

(9)	Includes 148,251 shares covered by options which are exercisable within 60 days of the record date held by four non-employee directors and 869,000 shares covered by options which are exercisable within 60 days of the record date held by three executive officers.

(10)	Based on information received by the Company from a questionnaire completed by the stockholder as to such stockholder’s beneficial ownership as of November 30, 2004.

(11)	Based on the information contained in a Form 13F filed with the SEC dated November 12, 2004 reflecting the stockholder’s beneficial ownership as of September 30, 2004.

ELECTION OF DIRECTORS

      The business of the Company is managed by or under the direction of a Board of Directors with a number of directors, not less than three, fixed from time to time by the Board of Directors. The Board is divided into three classes as nearly equal in number as possible, and directors of one class are elected each year for a term of three years. Each class consists of at least one director. The Board of Directors has fixed at two the number of directors to be elected to the Board at the 2005 Annual Meeting of Stockholders. The Nominating Committee has nominated Messrs. Dunsmore and Williams to stand for election for a three-year term. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees named below.

      Each of the nominees named below is currently a director of the Company, and each has indicated a willingness to serve as a director. The Nominating Committee of the Board of Directors selected each of the nominees named below. In case any nominee is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee selected by the Nominating Committee.

      Following is certain information regarding the nominees for the office of director and the current directors whose terms expire after the 2005 Annual Meeting:

Director Nominees for Term Expiring in 2008:

Joseph T. Dunsmore, age 46

      Mr. Dunsmore joined the Company in October 1999 as President and Chief Executive Officer and a member of the Board of Directors and was elected Chairman of the Board in May 2000. Prior to joining the Company, Mr. Dunsmore had been Vice President of Access for Lucent Microelectronics, a telecommunications company now known as Agere Systems Inc., since June 1999. From October 1998 to June 1999, he acted as an independent consultant to various high technology companies. From February 1998 to October 1998, Mr. Dunsmore was Chief Executive Officer of NetFax, Inc., a telecommunications company. From October 1995 to February 1998, he held executive management positions at US Robotics and then at 3COM after 3COM acquired US Robotics in June 1997.

Bradley J. Williams, age 44

      Mr. Williams has been a member of the Board of Directors of the Company since June 2001. Mr. Williams joined On Demand Technologies Inc., a provider of digital print and web-based publishing services, as Vice President of Sales in February 2004. Prior to that, Mr. Williams was President of Relationship Marketing, Inc., a provider of marketing communications solutions, from August 2003 to February 2004 and he previously served as Executive Vice President, Sales of Relationship Marketing commencing June 2002. Prior to that, Mr. Williams co-founded Raviant Networks, Inc., a provider of comprehensive software solutions and professional services to the telecommunications industry, in January 2000 and served as its Chief Operating Officer from April 2000 until June 2002. He also served as a director of Raviant from April 2000 to August 2002. An involuntary Chapter 7 bankruptcy petition was filed against Raviant in October 2002 and was dismissed in March 2003. From August 1996 to December 1999, Mr. Williams worked for Integrated Network Solutions, a value-added reseller of hardware, software and network services, where he started a telecommunications consulting division that was eventually spun off as Raviant Networks.

Directors Whose Terms Expire in 2006:

Kenneth E. Millard, age 58

      Mr. Millard has been a member of the Board of Directors of the Company since October 1999. He has been the Chairman, Chief Executive Officer and President of Telular Corporation, a telecommunications company, since April 1996. Mr. Millard served as the President and Chief Operating Officer of Oncor Communications, a telecommunications company, from February 1992 to January 1996. Mr. Millard continues to serve as a director of Telular and also serves as a director of a private corporation.

Mykola Moroz, age 67

      Mr. Moroz, a founder of the Company, has been a member of the Board of Directors since July 1991. He retired after serving as a consultant to the Company on manufacturing operations from December 1994 to November 1996. He was President of the Company from July 1991 to November 1994 and Chief Executive Officer from January 1992 to November 1994.

Director Whose Term Expires in 2007:

Guy C. Jackson, age 62

      Mr. Jackson has been a member of the Board of Directors since November 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP, after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as the audit partner on numerous public companies in Ernst & Young’s New York and Minneapolis Offices. Mr. Jackson also serves as a director of Cyberonics, Inc., Life Time Fitness, Inc. and Urologix, Inc.

      None of the directors is related to any other director or to any executive officer of the Company. The Board of Directors has determined that Messrs. Jackson, Millard, Moroz and Williams, who constitute a majority of the Board of Directors, are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market (“Nasdaq”).

Committees of the Board of Directors and Meeting Attendance

      The Board of Directors met eight times and took action by written consent once during fiscal 2004. All directors attended at least 75% of the meetings of the Board and of the Committees on which they served during fiscal 2004. The Company has an Audit Committee, a Compensation Committee and a Nominating Committee. Following is a description of the functions performed by each of these Committees.

Audit Committee

      The Company’s Audit Committee presently consists of Messrs. Jackson (Chairman), Millard and Moroz. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable Nasdaq listing standards and regulations of the SEC and all members are financially literate as required by the applicable Nasdaq listing standards. In addition, the Board of Directors has determined that Messrs. Jackson and Millard have the financial experience required by the applicable Nasdaq listing standards and are “audit committee financial experts” as defined by applicable regulations of the SEC. The Audit Committee oversees the Company’s accounting, internal controls and financial reporting process by, among other things, taking action to oversee the independence of and annual audit by the independent registered public accountants and selecting and appointing the independent registered public accountants. The Audit Committee met ten times during fiscal 2004. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is available on the Investor Relations section of the Company’s website, www.digi.com. The Audit Committee reviews the Audit Committee Charter annually and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect changing circumstances and requirements.

Compensation Committee

      The Company has a Compensation Committee presently consisting of Messrs. Millard (Chairman), Jackson and Williams. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Compensation Committee determines the compensation of the Chief Executive Officer and all other executive officers. With respect to employees other than executive officers, the Compensation Committee oversees general compensation policies and approves the annual incentive compensation structure. The Compensation Committee also oversees the Company’s benefit plans and administers the Digi International Inc. Stock Option Plan, the Digi International Inc. Non-Officer Stock Option Plan, the Digi International Inc. Employee

Stock Purchase Plan and the Digi International Inc. 2000 Omnibus Stock Plan. The Compensation Committee met seven times and took action by written consent once during fiscal 2004.

Nominating Committee

      The Company has a Nominating Committee, presently consisting of Messrs. Williams (Chairman), Jackson and Millard. The Board of Directors has determined that all members of the Nominating Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Nominating Committee selects candidates as nominees for election as directors. The Nominating Committee met once and took action by written consent once in fiscal 2004. The responsibilities of the Nominating Committee are set forth in the Nominating Committee Charter, a copy of which is available on the Investor Relations Section of the Company’s website, www.digi.com. The Nominating Committee reviews the Nominating Committee Charter annually and may recommend to the Board of Directors revisions to the Nominating Committee Charter to reflect changing circumstances and requirements.

      This Committee will consider persons recommended by stockholders in selecting nominees for election to the Board of Directors. Stockholders who wish to suggest qualified candidates should write to: Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Chairman, Nominating Committee. All recommendations should state in detail the qualification of such persons for consideration by the Committee and should be accompanied by an indication of the person’s willingness to serve.

Director Nominee Selection Process and Criteria

      This Committee will consider persons recommended by stockholders in selecting nominees for election to the Board of Directors. Stockholders who wish to suggest qualified candidates should write to: Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Chairman, Nominating Committee. All recommendations should state in detail the qualification of such persons for consideration by the Committee and should be accompanied by an indication of the person’s willingness to serve. The Nominating Committee will consider candidates recommended by stockholders in the same manner that it considers all director candidates.

      Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. The Nominating Committee will consider, at a minimum, the following factors in nominating existing and potential new members of the Board of Directors, in addition to other factors it deems appropriate based on the current needs and desires of the Board of Directors:

•	demonstrated character and integrity, an inquiring mind, experience at a strategy/policy setting level, sufficient time to devote to the affairs of the Company, and high-level managerial experience;

•	whether the member/potential member is subject to a potentially disqualifying factor, such as, relationships with competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with the Company;

•	the member’s/potential member’s independence;

•	whether the member/potential member assists in achieving a mix of members on the Board of Directors that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member/potential member has general and strategic business management experience and financial experience with companies of a similar size that operate in the same general industry as the Company;

•	whether the member/potential member, by virtue of particular experience, technical expertise, or specialized skills, will add specific value as a member of the Board of Directors; and

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service.

Stockholder Communications with the Board of Directors

      Stockholders may communicate with the Board of Directors by addressing correspondence to Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Lead Director. Mr. Millard currently serves as the Lead Director. All such communications will be forwarded directly to the Chairman. The Chairman will forward communications directed at particular members of the Board of Directors directly to the particular members. Communications directed to the Board of Directors in general will be handled by the Lead Director.

      The Company does not have a policy regarding attendance of members of the Board of Directors at annual meetings of the Company’s stockholders.

Director Compensation

      Currently, each non-employee director of the Company who beneficially owns not more than 5% of the Company’s outstanding Common Stock, who is newly elected to the Board, whether elected at an annual meeting or during the year, and who has not previously been a director of the Company, receives a one-time, non-elective grant of an option to purchase 7,500 shares of Common Stock of the Company at the then-current market price. Furthermore, each non-employee director of the Company who beneficially owns not more than 5% of the Company’s outstanding Common Stock, whether incumbent or newly elected, and who is a director at the conclusion of an annual meeting receives a non-elective grant of an option to purchase 2,500 shares of Common Stock of the Company at the then-current market price. If a newly elected non-employee director is first elected during the year, then such non-elective option grant is prorated. In addition, each non-employee director of the Company who beneficially owns not more than 5% of the Company’s outstanding Common Stock, whether incumbent or newly elected, and who is a director at the conclusion of an annual meeting has an election to receive one of the following: (i) an option to purchase 9,500 shares of Common Stock of the Company at the then-current market price or (ii) cash payments consisting of an annual retainer of $8,000, payable quarterly in arrears, plus per-meeting fees of $750 for each meeting of the Board of Directors attended and $350 for each committee meeting attended that is not held on the same day as a meeting of the Board of Directors. If a newly elected non-employee director of the Company who beneficially owns not more than 5% of the Company’s outstanding Common Stock is first elected during the year, the option grant to purchase 9,500 shares of Common Stock or the $8,000 annual retainer is prorated. As additional compensation, each committee Chairman, other than the Audit Committee Chairman, who is also a non-employee director who beneficially owns not more than 5% of the Company’s outstanding Common Stock has an annual election to receive one of the following in addition to the compensation described above: (i) an option to purchase 2,500 shares of the Common Stock of the Company at the then-current market price or (ii) a cash payment of $2,500. The Audit Committee Chairman has an annual election to receive one of the following: (i) an option to purchase 5,000 shares of the Common Stock of the Company at the then-current market price or (ii) a cash payment of $5,000. Directors who beneficially own more than 5% of the Company’s outstanding Common Stock serve without receiving the compensation described above.

Report of the Audit Committee

      The role of the Company’s Audit Committee, which is composed of three independent non-employee directors, is one of oversight of the Company’s management and the Company’s independent registered public accountants in regard to the Company’s financial reporting and the Company’s controls respecting accounting and financial reporting. The Audit Committee also considers and pre-approves any non-audit services provided by the Company’s independent registered public accountants to ensure that no prohibited non-audit services are provided by the independent registered public accountants and that the independent registered public accountants’ independence is not compromised. In performing its oversight function, the Audit Committee relies upon advice and information received in its discussions with the Company’s management and independent registered public accountants.

      The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2004 with the Company’s management; (ii) discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees (Codification of Statements on Auditing Standards, AU § 380); and (iii) received the written disclosures and the letter from the Company’s independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence.

      Based on the review and discussions with management and the Company’s independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 for filing with the SEC.

AUDIT COMMITTEE

Guy C. Jackson, Chairman

Kenneth E. Millard

Mykola Moroz

Audit and Non-Audit Fees

      The following table presents fees for fiscal 2003 and 2004 for professional audit services performed by PricewaterhouseCoopers for the audit of the Company’s annual consolidated financial statements, the review of the Company’s interim consolidated financial statements for each quarter in fiscal 2003 and 2004 and all other services performed:

	Year Ended September 30,

	2003	2004

Audit Fees(1)	$362,351	$360,659
Audit-Related Fees(2)	57,569	7,115
Tax Fees(3)	128,285	22,000
All Other Fees	—	—

Total	$548,205	$389,774

(1)	Audit Fees in both 2003 and 2004 consisted primarily of the annual audit and quarterly reviews of the Company’s consolidated financial statements and statutory audit.

(2)	Audit-Related Fees in both 2003 and 2004 consisted primarily of assistance provided in documenting the Company’s internal controls over financial reporting.

(3)	Tax Fees in 2003 consisted primarily of tax planning related to the NetSilicon acquisition and tax return preparation for NetSilicon. Tax Fees in 2004 consisted primarily of fees associated with an Internal Revenue Service audit.

      The Audit Committee pre-approved 100% of the services described above pursuant to engagements that occurred in fiscal 2004. The Audit Committee has determined that the provision of the above non-audit services was compatible with maintaining the independence of the Company’s independent registered public accountants.

      The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accountants is to approve annually all audit services and each recurring permissible non-audit services to be provided by the independent registered public accountants during the fiscal year. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegates authority to grant such pre-approvals during the year to the Audit Committee Chairman. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the independent registered public accountants’ independence.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

      The Compensation Committee (the “Committee”) of the Board of Directors establishes the general compensation policies of the Company and specific compensation for each of the Company’s executive officers. The purpose of this report is to inform stockholders of the Company’s compensation policies for executive officers.

Compensation Philosophy

      The Company has historically implemented a “pay for performance” compensation program for its executive officers. The compensation program is designed to motivate and reward executives responsible for attaining the financial and strategic objectives essential to the Company’s success and continued growth, while at the same time allowing the Company to attract and retain high-caliber executives. The Committee believes that the Company’s compensation practices reward executives commensurately with their ability (i) to meet the Company’s established financial targets and other goals, through cash bonuses, and (ii) to drive increases in stockholder value, through stock options.

      A central feature of the Company’s compensation program is its emphasis on objective performance incentives that put a substantial portion of executives’ total cash compensation “at risk” by tying it to the achievement of objective financial results and other goals. An additional important aspect of the Company’s compensation program is its use of stock options. The Committee believes that the use of stock-based incentives ensures that the executive’s interests are aligned with the long-term interests of the Company’s stockholders. Executives are thereby given the incentive not only to meet their annual performance objectives, but also to achieve longer-term strategic goals.

Executive Officer Compensation Program

      The key components of the Company’s compensation program are base salary, cash bonuses and stock options.

      Base Salary. The Committee annually reviews the base salary of each executive officer. For fiscal 2005, the Committee determined to approve increases in the base salaries of all executive officers, which had been frozen for the previous four consecutive years.

      The Company entered into employment agreements with certain executive officers that establish certain minimum base salaries and bonus targets. The Committee has reviewed these salaries and targets and believes that they are consistent with the Company’s compensation philosophy described above.

      Cash Bonuses. Each executive of the Company is given a specified bonus target which he will receive if the applicable objectives set by the Committee are met. These bonus targets have typically been 100% of base salary. At the outset of the 2004 fiscal year, the Committee established quarterly and annual Company-wide financial objectives. Certain of the objectives for Mr. Berger were based on business unit level objectives. Mr. Dunsmore received a cash bonus equal to approximately 89% of his base salary, Mr. Krishnan received a cash bonus equal to approximately 91% of his base salary and Mr. Berger received a cash bonus equal to approximately 91% of his bonus target, resulting in a bonus equal to approximately 82% of his base salary, as a result of the company achieving certain financial objectives and partially achieving revenue growth objectives.

      Similar to the program for fiscal 2004, the Committee has set criteria for achievement of cash bonuses in fiscal 2005 by the executive officers based upon the achievement of Company-wide financial goals and, in the case of Messrs. Krishnan and Berger, certain additional regional sales and business unit objectives, respectively. For fiscal 2005, the Committee set various bonus targets for Messrs. Dunsmore, Krishnan and Berger corresponding to levels of achievement of the financial objectives. For fiscal 2005, the bonus targets will remain at 100% of base salary for Messrs. Dunsmore and Krishnan and 90% of base salary for Mr. Berger. The cash bonus plan for fiscal 2005 sets quarterly and annual financial objectives, with 50% of the bonus target payable upon achievement of the approved quarterly financial objectives and 50% of the bonus target payable upon achievement of the approved annual financial objectives. Up to an additional 50% of the bonus target is payable upon exceeding certain financial objectives related to revenue growth and up to an additional 50% of the bonus target is payable upon achieving certain strategic growth objectives, which results in a maximum bonus of 200% of the individual’s bonus target. In addition, the Compensation Committee has authority to award bonuses in its discretion.

      Stock Options. Long-term incentives are provided through the Company’s Stock Option Plan. The Plan is administered by the Committee, which is authorized to award stock options to employees of the Company and its subsidiaries, non-employee directors of the Company and certain advisors and consultants to the Company. The Committee has broad discretion to select the optionees and to establish the terms and conditions for the grant, vesting and exercise of each option. The Committee also administers the grant of stock-based incentive awards under the Company’s 2000 Omnibus Stock Plan according to the same philosophy, although no such awards have been made yet.

      In November 2003, Mr. Dunsmore was granted options to purchase 60,000 shares, Mr. Krishnan was granted options to purchase 35,000 shares and Mr. Berger was granted options to purchase 24,000 shares, all of which were granted with an exercise price of $9.65 per share, and in September 2004, Mr. Dunsmore was granted options to purchase 80,000 shares, Mr. Krishnan was granted options to purchase 40,000 shares and Mr. Berger was granted options to purchase 40,000 shares, all of which were granted with an exercise price of $10.78 per share (in each case, the exercise prices reflect fair market value on the date of the grant).

      401-K Savings and Profit Sharing Plan. Company officers may participate in the Company’s 401-K Savings and Profit Sharing Plan (the “401-K Plan”) which allows any Company employee (other than persons classified by the Company as interns, temporary employees, certain part-time employees and certain other excluded categories of employees) who is at least 18 years of age to contribute part of his or her earnings to the 401-K Plan. Eligible employees who are regularly scheduled to work more than 24 hours per week can begin contributing on the first day of the month following their date of hire. In 2004, the maximum contribution was the lesser of 25% of pay or $13,000, and participants who were age 50 or older could make additional “catch-up” contributions up to a maximum of $3,000. In 2005, the maximum contribution will be the lesser of 25% of pay or $14,000, and participants who will have reached age 50 by the end of 2005 can make additional “catch-up” contributions up to a maximum of $4,000.

      Under the 401-K Plan, the Company provides a matching contribution and has the discretion to make a profit sharing contribution. Profit sharing contributions are allocated in proportion to the earnings of eligible participants. To be eligible to receive profit sharing contributions for a year, the participant must be employed by the Company on December 31 of that year and must have completed at least 1,000 hours of service during the year. No profit sharing contributions were made in fiscal 2004.

      Matching contributions are made each pay period for those employees who are active participants during the pay period, based on the contributions made by the employee during that pay period. For the 2004 calendar year, the Company provided a 100% match on the first 3% of pay contributed by each employee in each bi-weekly pay period and a 50% match on the next 2% of pay contributed by each employee in each bi-weekly pay period. The Company match will be the same for calendar year 2005.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee, comprised entirely of independent, outside directors, is responsible for establishing and administering the Company’s policies involving the compensation of executive officers. No employee of the Company serves on the Committee. The Committee members have no interlocking relationships as defined by the SEC.

COMPENSATION COMMITTEE

Kenneth E. Millard, Chairman

Guy C. Jackson

Bradley J. Williams

SUMMARY COMPENSATION TABLE

      The following Summary Compensation Table contains information concerning annual and long-term compensation for the fiscal years ended September 30, 2004, 2003, and 2002 provided to the individual who served as Chief Executive Officer during fiscal 2004 and the other two most highly compensated executive officers of the Company who received remuneration exceeding $100,000 for the fiscal 2004 (the “Named Officers”).

				Long-Term
	Annual Compensation			Compensation
				Awards
Name and	Fiscal				All Other
Principal Position	Year	Salary	Bonus	Options(#)	Compensation

Joseph T. Dunsmore, Chairman of the Board,	2004	$260,000	$232,340	140,000	$7,176
President and Chief Executive Officer(1)	2003	260,000	101,338	35,000	8,485
	2002	260,000	131,678	0	11,519

Subramanian Krishnan, Senior Vice President,	2004	$200,000	$184,878	75,000	$10,036
Chief Financial Officer and Treasurer(2)	2003	200,000	77,952	20,000	7,508
	2002	200,000	117,444	0	8,657

Bruce H. Berger, Senior Vice President and	2004	$200,000	$165,014	64,000	$34,670
General Manager of NetSilicon(3)	2003	200,000	87,557	18,250	60,904
	2002	200,000	114,527	0	76,356

(1)	Mr. Dunsmore joined the Company as President and Chief Executive Officer, and a director, in October 1999 and became Chairman of the Board of Directors in May 2000. Amounts included in All Other Compensation for Mr. Dunsmore for 2004 include the Company’s matching contribution to the 401-K Plan of $6,691 allocated to Mr. Dunsmore’s account and term life insurance premiums of $485 paid for Mr. Dunsmore. Amounts included in All Other Compensation for Mr. Dunsmore for 2003 include the Company’s matching contribution to the 401-K Plan of $8,000 allocated to Mr. Dunsmore’s account and term life insurance premiums of $485 paid for Mr. Dunsmore. Amounts included in All Other Compensation for Mr. Dunsmore for 2002 include the Company’s matching contribution to the 401-K Plan of $9,377 allocated to Mr. Dunsmore’s account, term life insurance premiums of $485 paid for Mr. Dunsmore, and reimbursement of Mr. Dunsmore’s tax liability of $1,657 resulting from his December 2001 bonus award.

(2)	Mr. Krishnan joined the Company as Vice President of Worldwide Finance and Corporate Development in January 1999 and became Senior Vice President, Chief Financial Officer and Treasurer in February 1999. Amounts included in All Other Compensation for Mr. Krishnan for 2004 include the Company’s matching contribution to the 401-K Plan of $9,041 allocated to Mr. Krishnan’s account and term life insurance premiums of $995 paid for Mr. Krishnan. Amounts included in All Other Compensation for Mr. Krishnan for 2003 include the Company’s matching contribution to the 401-K Plan of $6,513 allocated to Mr. Krishnan’s account and term life insurance premiums of $995 paid for Mr. Krishnan. Amounts included in All Other Compensation for Mr. Krishnan for 2002 include the Company’s matching contribution to the 401-K Plan of $4,946 allocated to Mr. Krishnan’s account, term life insurance premiums of $995 paid for Mr. Krishnan and reimbursement of Mr. Krishnan’s tax liability of $2,716 resulting from his December 2001 bonus award.

(3)	Mr. Berger joined the Company as Vice President and Managing Director of European Operations in May 2000, became Senior Vice President and General Manager of European Operations in December 2001 and became Senior Vice President and General Manager of NetSilicon in February 2002. Amounts included in All Other Compensation for Mr. Berger for 2004 include the Company’s matching contribution to the 401-K Plan of $8,115 allocated to Mr. Berger’s account, term life insurance premiums of $380 paid for Mr. Berger, a cost-of-living adjustment payment of $25,000, $434 paid by the Company as a tax equalization settlement and reimbursement of Mr. Berger’s tax liability of $741 related to the net amount of taxes Mr. Berger owed in Germany related to his prior position as the Company’s Senior Vice President and General Manager of European Operations. Amounts included in

All Other Compensation for Mr. Berger for 2003 include the Company’s matching contribution to the 401-K Plan of $8,000 allocated to Mr. Berger’s account, term life insurance premiums of $380 paid for Mr. Berger, a cost-of-living adjustment payment of $25,000, $9,743 paid by the Company of the excess amounts withheld related to a hypothetical tax calculation, $8,607 paid by the Company for Mr. Berger’s state taxes, and reimbursement of Mr. Berger’s tax liability of $9,174 resulting from the payment of withheld amount and the state tax liability. Amounts included in All Other Compensation for Mr. Berger for 2002 include the Company’s matching contribution to the 401-K Plan of $9,147 allocated to Mr. Berger’s account, term life insurance premiums of $380 paid for Mr. Berger, reimbursement for relocation expenses of $24,905 incurred in connection with his employment and reimbursement of Mr. Berger’s tax liability of $12,156 resulting from relocation expense reimbursement, a cost-of-living adjustment payment of $16,830, $10,222 paid by the Company as a tax equalization settlement and reimbursement of Mr. Berger’s tax liability of $2,716 resulting from his December 2001 bonus award.

OPTION GRANTS IN LAST FISCAL YEAR

			Individual Grants
						Potential Realizable Value
	Number of		Percent of Total			at Assumed Annual Rates
	Securities		Options	Exercise		of Stock Price Appreciation
	Underlying		Granted to	or Base		for Option Terms (1)
	Options		Employees	Price	Expiration
Name	Granted (#)		in Fiscal Year	($/sh)	Date	0% ($)	5% ($)	10% ($)

Joseph T. Dunsmore	60,000	(2)	10.7%	$9.65	11/5/13	$0	$364,130	$922,777
Joseph T. Dunsmore	80,000	(3)	14.3	10.78	9/7/14	0	542,359	1,374,444
Subramanian Krishnan	35,000	(2)	6.3	9.65	11/5/13	0	212,409	538,287
Subramanian Krishnan	40,000	(3)	7.2	10.78	9/7/14	0	271,179	687,222
Bruce H. Berger	24,000	(2)	4.3	9.65	11/5/13	0	145,652	369,111
Bruce H. Berger	40,000	(3)	7.2	10.78	9/7/14	0	271,179	687,222

(1)	The dollar amounts under these columns are the results of calculations at a 0% annual appreciation rate, and at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes, and, therefore, are not intended to forecast future financial performance or possible future appreciation, if any, in the price of the Company’s stock. Stockholders are therefore cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from the option grants shown when the price of the Company’s stock appreciates, which also benefits all stockholders.

(2)	These options were exercisable as to 50% of the shares immediately upon grant and became exercisable as to the remaining 50% of the shares on November 5, 2004.

(3)	These options become exercisable as to 25% of the shares on September 7, 2005, and as to the remaining 75% of the shares in equal monthly installments over the following 36 months, subject to accelerated vesting upon a change in control of the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

      The purpose of the following table is to report exercises of stock options by the Named Officers during fiscal 2004 and any value of their unexercised stock options as of September 30, 2004. The Company has not issued any stock appreciation rights to the Named Officers.

					Value of Unexercised
			Number of Unexercised		In-the-Money Options
			Options at FY-End		at FY-End(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph T. Dunsmore	35,000	$315,350	427,917	202,083	$1,421,672	$114,628
Subramanian Krishnan	0	0	312,500	57,500	1,435,915	57,150
Bruce H. Berger	18,250	171,735	147,000	52,000	718,035	47,360

(1)	Value is based on a share price of $11.43, which was the last reported sale price for a share of Common Stock on the Nasdaq National Market System on September 30, 2004, minus the exercise price.

EMPLOYMENT CONTRACTS; SEVERANCE, TERMINATION OF

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      Joseph T. Dunsmore. The Company and Mr. Dunsmore are parties to an employment agreement entered into on October 24, 1999, relating to Mr. Dunsmore’s election as President and Chief Executive Officer of the Company. The agreement provides that Mr. Dunsmore will be paid an annual base salary of not less than $260,000. The Committee reviews Mr. Dunsmore’s base salary annually and may, in its sole discretion, increase it to reflect performance and other factors. Mr. Dunsmore’s annual base salary was increased by the Compensation Committee to $325,000 in fiscal 2005 after having been frozen at $260,000 for four consecutive years. Mr. Dunsmore is entitled to a cash bonus equal to 100% of his base salary, provided that the objectives set by the Committee are met. If some or all of the objectives are not met for a fiscal year, then the Committee shall determine in its discretion what portion of the target bonus amount, if any, will be paid to Mr. Dunsmore. If the objectives set by the Committee for a cash performance bonus are exceeded for a fiscal year, the Committee may, in its discretion, award Mr. Dunsmore a bonus that is larger than the target bonus.

      In November 2003, Mr. Dunsmore was granted an option to purchase 60,000 shares of Common Stock of the Company at the fair market value on the date of grant, of which 50% of the shares were vested immediately and the other 50% vested in full on November 5, 2004. In September 2004, Mr. Dunsmore was granted an option to purchase 80,000 shares of Common Stock of the Company at the fair market value on the date of grant, which vests as to 25% of the shares on the first anniversary of the date of grant and as to the remaining 75% of the shares in equal monthly installments over the following 36 months. All of such option grants will also vest in full upon a “change in control” of the Company, which is deemed to occur if any person or group acquires more than 25% of the voting power of the Company, if there is a change in the membership of the Board of Directors, not approved by the continuing directors, such that the persons who were directors at the beginning of any three-year period no longer constitute a majority of the Board or in the event of a merger or consolidation of the Company in which less than 60% of the common stock of the surviving corporation is owned by the Company’s stockholders, and the option granted in November 2003 would have also vested in full upon a termination without cause.

      Under the terms of Mr. Dunsmore’s employment agreement, if the Company terminates his employment without cause, Mr. Dunsmore is entitled to receive his then-current base salary for a period of twelve months. The agreement also provides that Mr. Dunsmore is entitled to the benefits and perquisites which the Company generally provides to its other employees under applicable Company plans and policies.

      Subramanian Krishnan. The Company and Mr. Krishnan are parties to a letter agreement dated March 26, 1999, as amended, which provides that if Mr. Krishnan’s employment is terminated by the Company without cause at any time, he will be entitled to receive severance equal to one year’s base salary and a bonus (if earned) that will be pro-rated for the portion of the fiscal year through the termination date. Mr. Krishnan’s annual base salary was increased to $230,000 for fiscal 2005 after having been frozen at $200,000 for the previous four years.

      In November 2003, Mr. Krishnan was granted an option to purchase 35,000 shares of Common Stock of the Company at the fair market value on the date of grant, of which 50% of the shares were vested immediately and the other 50% vested in full on November 5, 2004. In September 2004, Mr. Krishnan was granted an option to purchase 40,000 shares of Common Stock of the Company at the fair market value on the date of grant, which vests as to 25% of the shares on the first anniversary of the date of grant and as to the remaining 75% of the shares in equal monthly installments over the following 36 months, subject to accelerated vesting upon a “change in control.” Certain of the options granted to Mr. Krishnan, including those granted in November 2003 and September 2004, will also vest in full upon a “change in control” of the Company, which is deemed to occur under the same conditions as for purposes of Mr. Dunsmore’s option vesting, and the options granted to Mr. Krishnan in November 2003 would also have vested in full upon a termination without cause. Mr. Krishnan also is entitled to the benefits and perquisites which the Company generally provides to its other employees under applicable Company plans and policies.

      Bruce A. Berger. The Company is a party to a letter agreement with Mr. Berger dated March 29, 2000, which provides that Mr. Berger will be paid an annual base salary of not less than $200,000. The Committee reviews Mr. Berger’s base salary annually and may, in its sole discretion, increase it to reflect performance and other factors and increased Mr. Berger’s base salary to $220,000 after having been frozen at $200,000 since joining the Company in 2000. The letter agreement also provides that Mr. Berger is entitled to a cash bonus equal to 90% of his base salary, provided that the objectives set by the Committee are met.

      In November 2003, Mr. Berger was granted an option to purchase 24,000 shares of Common Stock of the Company at the fair market value on the date of grant, of which 50% of the shares were vested immediately and the other 50% vested in full on November 5, 2004. In September 2004, Mr. Berger was granted an option to purchase 40,000 shares of Common Stock of the Company at the fair market value on the date of grant, which vests as to 25% of the shares on the first anniversary of the date of grant and as to the remaining 75% of the shares in equal monthly installments over the following 36 months. The options will also vest in full upon a “change in control” of the Company, which is deemed to occur under the same conditions as for purposes of the other executive officers, and the option granted in November 2003 would also have vested in full upon a termination without cause.

      Pursuant to the letter agreement, the Company also paid Mr. Berger’s relocation expenses. The letter agreement also provides that Mr. Berger is entitled to the benefits and perquisites which the Company generally provides to its other employees under applicable Company plans and policies.

      Under the terms of Mr. Berger’s employment agreement, if the Company terminates his employment without cause, Mr. Berger is entitled to receive his then-current base salary for a period of six months and a pro-rated bonus payment based upon the period he worked in the year and actual fiscal year performance of the target objectives.

      The Company also entered into a letter agreement with Mr. Berger dated December 14, 2001, which provides that Mr. Berger will hold the position of Senior Vice President of the Company and General Manager of NetSilicon, Inc. Pursuant to the terms of the December 14, 2001 letter agreement, the Company provides Mr. Berger with a cost-of-living adjustment payment in the amount of $25,000 during the time he is employed in the Boston, Massachusetts, area. The letter agreement provides that, for purposes of calculating any severance due to Mr. Berger as described above, his base salary would include his base salary and cost-of-living adjustment payment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the 1934 Act requires that the Company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended September 30, 2004.

PERFORMANCE EVALUATION

      The graph below compares the total cumulative stockholders’ return on the Company’s Common Stock for the period from the close of the Nasdaq Stock Market — U.S. Companies on September 30, 1999 to September 30, 2004, the last day of fiscal 2004, with the total cumulative return on the CRSP Total Return Index for the Nasdaq Stock Market — U.S. Companies (the “CRSP Index”) and the CRSP Index for Nasdaq Computer Manufacturers Stocks (the “Peer Index”) over the same period. The index level for the graph and table was set to $100 on September 30, 1999 for the Common Stock, the CRSP Index and the Peer Index and assumes the reinvestment of all dividends.

RELATIONSHIP WITH AND APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

      The firm of PricewaterhouseCoopers LLP, independent registered public accountants, has been the independent registered public accountants for the Company since 1998, prior to which Coopers and Lybrand L.L.P., one of the two firms that was merged to form PricewaterhouseCoopers LLP in 1998, was the independent registered public accountants for the Company since 1986. The Audit Committee has again selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accountants for the fiscal year ending September 30, 2005, subject to ratification by the stockholders. While it is not required to do so, the Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of the stockholders. If the selection is not ratified, the Audit Committee will reconsider its selection.

      A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

ADDITIONAL MATTERS

      The Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2004, including financial statements, is being mailed with this Proxy Statement.

      As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the annual meeting other than those referred to herein. If any other matters properly come before the annual meeting calling for a vote of stockholders, it is intended that the shares represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgment.

By Order of the Board of Directors,

James E. Nicholson
Secretary

Dated: November 29, 2004

DIGI INTERNATIONAL INC. 11001 Bren Road East Minnetonka, Minnesota 55343

Annual Meeting of Stockholders
Wednesday, January 19, 2005
3:30 p.m.

Minneapolis Marriott Southwest
5801 Opus Parkway
Minnetonka, Minnesota

ò Please detach here ò

DIGI INTERNATIONAL INC. 11001 Bren Road East Minnetonka, Minnesota 55343	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING
ON JANUARY 19, 2005

The undersigned hereby appoints Joseph T. Dunsmore and Subramanian Krishnan,and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes such Proxies to represent and to vote, as designated on the reverse, all the shares of Common Stock of Digi International Inc. held of record by the undersigned at the close of business on November 22, 2004, at the Annual Meeting of Stockholders to be held on January 19, 2005, or any adjournment thereof.

See reverse for voting instructions.

ò Please detach here ò

1.	Election of Directors:	01 Joseph T. Dunsmore
02 Bradley J. Williams

Messrs. Dunsmore and Williams will be elected for a term of three years.

☐	FOR THE NOMINEES LISTED TO THE LEFT	☐	WITHHOLD AUTHORITY to vote for the nominees
	(except as marked to the contrary)		listed to the left

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the 2005 fiscal year.

☐	For	☐	Against	☐	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IN CASE ANY NOMINEE IS NOT A CANDIDATE FOR ANY REASON, THE PROXIES MAY VOTE FOR A SUBSTITUTE NOMINEE SELECTED BY THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box	☐
Indicate changes below:

Date

Signature(s) in Box

Please sign your name exactly as it appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE